CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our report dated January 18, 2008 of General New York Municipal Money Market Fund which is incorporated by reference in this Registration Statement on Form N-IA of General New York Municipal Money Market Fund.

New York, New York March 24, 2008